Exhibit XV
                   Interim Management StatementJanuary–September 2020

 Table of Contents  2  3  Highlights  3  Key figures and ratios  4  Operating and financial review  4  Total comprehensive income  7  Financial position  10 Financial statements  10  Statement of comprehensive income  11  Statement of financial position  13  Statement of changes in equity  14  Cash flow statement  16 Notes to the interim financial statements  16  Note 1 - Net interest income  16  Note 2 - Net profit on financial operations  17  Note 3 - Expected credit loss  17  Note 4 - Net loan losses  18  Note 5 - Lending outstanding  18  Note 6 - Debts evidenced by certificates  19  Note 7 - Changes in statutes  19  Note 8 - Basis of preparation  19 Ratio definitions

Highlights

During the nine month period ending 30 September 2020, a total of EUR 3,941 million in new loans were agreed and EUR 3,482 million were disbursed compared to EUR 1,608 million and EUR 1,799 million respectively in 2019. On 27 March, the Board of Governors urged the Bank to support member states' businesses to the widest extent possible to overcome the COVID-19 crisis, which resulted in a significant increase in lending activity compared to corresponding period in 2019.

The Bank is in a strong financial position with solid capital and liquidity ratios. The net profit for the nine month period ended 30 September 2020 amounted to EUR 119 million compared to EUR 123 million in 2019. The change in net profit is mainly due to unrealised gains on financial instruments offset by an increase in expected credit loss provisions. The Bank has increased its expected credit loss provision due to the negative market sentiment. There have been no realised loan losses during the year to date.

Key figures and ratios

In millions of euro unless otherwise specified	**Jan-Sep 2020***	**Jan-Sep 2019***	**Jan-Dec 2019**
Net interest income	152	160	212
Profit before net loan losses	154	118	183
Net profit	119	123	182
Loans disbursed	3,482	1,799	2,676
Loans agreed	3,941	1,608	3,316
Mandate fulfilment **	96 %	99 %	98 %
Lending outstanding	20,582	18,692	18,931
Total assets	35,830	32,722	32,653
New debt issues	6,946	3,847	4,909
Debts evidenced by certificates	29,603	26,287	26,674
Total equity	3,814	3,673	3,735
Equity/total assets ***	10.6 %	11.2 %	11.4 %
Profit/average equity ***	4.3 %	4.5 %	5.0 %
Cost/income ***	19.5 %	23.7 %	21.9 %
Number of employees at period end	224	225	229

* Unaudited figures, to be read in conjunction with NIB's 2019 audited financial statements

** See page 8 for mandate fulfilment explanation

*** See page 19 for ratio definitions

3 | Interim Management Statement

Operating and financial review

Total comprehensive income

January–September 2020 compared to January–September 2019

NET PROFIT

The net profit for the period January–September 2020 amounted to EUR 119.1 million, which is EUR 4.3 million lower than for the same period last year. Total operating income increased from EUR 155.0 million to EUR 190.7 million due to an increase in unrealised valuation gains of EUR 42.4 million and a decrease in net interest income of EUR 7.4 million. Total operating expenses of EUR 37.2 million were EUR 0.4 million higher than in 2019. The Bank has increased the expected credit loss provision resulting in net loan losses of EUR 34.5 million.

The net profit for the period July-September 2020 amounted to EUR 103.6 million compared to EUR 28.7 million in the same period in 2019 mainly due to volatility in unrealised valuation gains and losses.

NET INTEREST INCOME

Net interest income for the period amounted to EUR 152.2 million (January–September 2019: EUR 159.6 million). Net interest income on lending activities was EUR 0.8 million higher than the corresponding period in 2019, however the interest income on treasury activities decreased by EUR 8.3 million due to the low yield environment.

The net interest income for the period July-September 2020 amounted to EUR 53.0 million compared to EUR 53.1 million in the same period in 2019.

NET FEE AND COMMISSION INCOME

Net fee and commission income for the period January–September 2020 was EUR 7.2 million, compared to EUR 4.8 million in 2019, due to the higher volume of loans agreed and disbursed in the nine month period under review. The net fee and commission income for the period July-September 2020 amounted to EUR 2.3 million compared to EUR 0.9 million in the same period in 2019.

NET PROFIT/LOSS FOR THE PERIOD
EUR m


150
100
50
0
-50
-100
-150
Q3'19
Q4'19
Q1'20
Q2'20
Q3'20

NET INTEREST INCOME
EUR m


60
50
40
30
20
10
0
Q3'19
Q4'19
Q1'20
Q2'20
Q3'20
Lending
Treasury

NET COMMISSION INCOME AND FEES
EUR m


4.0
3.0
2.0
1.0
0
Q3'19
Q4'19
Q1'20
Q2'20
Q3'20

4 | Interim Management Statement

NET PROFIT/LOSS ON FINANCIAL OPERATIONS

The financial markets have experienced significant market movements because of the COVID-19 outbreak. During the first quarter, these market movements resulted in unrealised losses of EUR 129.6 million on financial instruments that NIB holds to hedge its interest rate risks and in its liquidity portfolio. During the second and third quarter, the Bank recorded unrealised gains of EUR 160.9 million. The net profit on financial operations for the nine month period ended 30 September 2020 amounted to EUR 31.5 million compared to a net loss of EUR 9.5 million in the same period last year. The result includes realised profits of EUR 0.2 million and unrealised profits of EUR 31.3 million compared to realised profits of EUR 1.6 million and unrealised losses of EUR 11.2 million in 2019.

The unrealised valuation gains and losses on interest rate hedges arises mainly from changes of the interest rate spreads that are embedded in the Bank's funding and lending transactions. When the Bank raises funds with fixed rates or offers borrowers fixed rate loans, it hedges the resulting interest rate risk using swaps, in which the fixed rate is swapped to the short-term money market floating rates referred to as the IBORS (e.g. LIBOR, EURIBOR, STIBOR, NIBOR etc.). In keeping with what NIB believes is industry best practice, the valuation of these swaps is based on a risk free discounting rate called OIS (Overnight Interest rate Swap). A widening of the spread between the risk free rates (the OIS rates) and the relevant IBORs applicable to each such swap creates unrealised valuation losses. As the Bank intends to hold these transactions to maturity, such that they are not sold for a price based on their market value but instead perform until the contracts end, these gains and losses would not be realised, as the transactions will settle at par.

The unrealised valuation loss on assets in the Bank's liquidity portfolio arises from widening credit spreads. The Bank maintains a large liquidity portfolio, which it invests in high quality bonds. When credit spreads widen, this results in negative valuations on the bonds. In these times of financial turbulence, credit spreads tend to rise across the board, hence also affecting NIB's high quality bonds' valuations. As the Bank intends to hold the bonds to maturity, such that they are not sold based on the current market value, the valuation losses will reverse, as the bonds will settle at par.

The net profit on financial operations for the period July-September 2020 amounted to EUR 56.4 million compared to a loss of EUR -12.4 million in the same period in 2019.

TOTAL OPERATING EXPENSES

Total operating expenses were EUR 0.4 million higher than for the corresponding period in 2019 mainly due an increase in personnel costs partly offset by decreases in other administrative expenses. The increase in personnel costs is mainly due to the annual pay related adjustments. The decrease in other administrative costs is due to lower travel costs and project work as a result of COVID-19.

The total operating expenses for the period July-September 2020 amounted to EUR -11.1 million compared to EUR -14.0 million in the same period in 2019.

NET LOAN LOSSES

After the outbreak of COVID-19, the global operating environment rapidly deteriorated and as a result, the Bank has adjusted the macro-economic scenarios used to calculate the expected credit loss ("ECL")

NET PROFIT/LOSS ON FINANCIAL OPERATIONS
EUR m



150
90
30
0
-30
-90
-150
Q3'19
Q4'19
Q1'20
Q2'20
Q3'20
Realised
Unrealised

TOTAL OPERATING EXPENSES
EUR m



0
-3
-6
-9
-12
-15
Q3'19
Q4'19
Q1'20
Q2'20
Q3'20

NET LOAN LOSSES
EUR m



10
5
0
-5
-10
-15
-20
-25
Q3'19
Q4'19
Q1'20
Q2'20
Q3'20

*The gains recognised in "net loan losses" above are due to decreases in the ECL provision.

5 | Interim Management Statement

 provision. The change in outlook is the main driver behind the increase in the ECL provision from EUR122.3 million at 31 December 2019 to EUR 153.7 million at 30 September 2020. There has been no significant observed changes in the credit quality of the overall loan portfolio. This provision covers both loans outstanding and treasury assets held at amortised cost.There were no new non-performing loans during January-September and no realised losses. The loss recognised in the income statement for net loan losses of EUR 34.5 million relates to recoveries on non-performing loans of EUR 0.7 million and EUR 35.2 million related to the change in ECL on performing loans.Net loan losses for the period July-September 2020 amounted to a gain of EUR 2.9 million compared to a gain of EUR 1.1 million in the same period in 2019.  6  OTHER COMPREHENSIVE INCOMEThe Bank separates the foreign currency basis spread from financial instruments used in fair value hedge accounting, and this separated amount is recorded in “Other comprehensive income” (OCI). For the nine month period ended 30 September this amounted to a gain of EUR 3.9 million (January– September 2019: Profit EUR 11.6 million). The gain recorded is due to the tightening of the cross currency basis spreads, which negatively affect the valuation of basis swaps used to convert funding currencies into lending currencies.  For financial liabilities recorded at fair value through the profit and loss, valuation changes due to changes in own credit spreads need to be recorded in OCI. For the nine month period ended 30 September 2020, the Bank recorded a positive impact from these changes of EUR 1.0 million.The resulting total comprehensive gain for the period July-September 2020 amounted to EUR 22.0 million, compared to a profit of EUR 2.4 million in 2019.

 LENDING OUTSTANDINGTotal lending outstanding amounted to EUR 20,582 million, comprising loans outstanding ofEUR 20,442 million and Lending Green Bonds ("LGB") recorded in debt securities of EUR 140.0 million. The total disbursements during the period amounted to EUR 3,482 million, which is EUR 1,683 million higher than for the same period in 2019 mainly due to the Bank's response to the COVID-19 crisis. More information regarding loans agreed can be found on our website at Agreed Loans. Total prepayments amounted to EUR 306 million compared to EUR 1,086 million in the same period of 2019.  Total lending outstanding, excluding exchange rate and valuation effects, increased from EUR 18,931 million at 31 December 2019 to EUR 21,092 million. The book value amounted toEUR 20,582 million due to significant foreign exchange movements and fair valuations/hedge accounting effects of EUR -584 million and EUR 73 million, respectively.  Financial position        DEVELOPMENT OF LENDING OUTSTANDING DURING 2020EUR m  22,000  21,000  20,000  19,000  18,000  17,00016,000  Dec’19 Book value  Disb.  1  584 73 20,582  21,092  306  3,482 980  18,931  Amort.  Prepaym.  Other  Impairm.  Sep’20  FXchanges  Other*  Sep’20 Book value  * Fair valuation of lending green bonds and hedging accounting.                34  7

LENDING HIGHLIGHTS

in EUR millions, unless otherwise specified	Jan-Sep* 2020	Jan-Sep* 2019	2019	2018	2017	2016
Loans agreed excluding green bond investments	3,931	1,543	3,185	4,269	3,665	4,221
Green bond investments	9	65	131	61	147	143
Total disbursements	3,482	1,799	2,676	4,047	3,147	3,373
Total loans disbursed by business area:						
Energy and water	1,061	144	454	840	737	1,154
Infrastructure, transport and telecom	1,153	831	1,079	1,192	818	791
Industries and services	1,075	603	781	1,339	932	836
Financial institutions and SMEs	193	221	362	675	660	593
Number of loans agreements in period	41	27	55	58	55	58
Number of green bond investments in period	2	4	9	3	9	8
Lending outstanding	20,582	18,692	18,931	19,065	17,232	16,640
Member countries	19,905	17,742	18,055	17,960	15,867	14,831
Non-member countries	827	1,066	996	1,222	1,504	1,948
Loan impairment provision	-150	-116	-119	-117	-139	-139

* Unaudited figures, to be read in conjunction with NIB's 2019 audited financial statements

MISSION FULFILMENT

Projects financed by NIB contribute to the Bank's mission of improving productivity and the environment in the Nordic–Baltic countries. Before approval is given in each individual case, all eligible projects are evaluated and rated against the criteria developed based on the Bank's mission. In response to the COVID-19 pandemic, NIB provided "response loans" to alleviate the economic and social consequences of the crisis. These "response loans" are tracked separately and are not included in the standard mandate-rating. In the nine-month period that ended on 30 September 2020, projects achieving a "good" or "excellent" mandate rating accounted for 96% of the total amount of loans agreed, exceeding the target of 90%.

8 | Interim Management Statement

 FUNDINGBy the end of September, the Bank had raised EUR 7 billion (January–September 2019: EUR 4 billion) in new funding.  As called upon by its Nordic and Baltic owner countries, NIB loans have been made available to member countries and sustainable businesses that are facing economic consequences due to the COVID-19 pandemic. In order to support the Bank's COVID-19 response the 2020 funding plan has been increased accordingly.  Consequently, on 31 March, the Bank issued a three-year, EUR 1 billion NIB Response bond which was met with strong support from investors with a final order-book in excess of EUR 3.2 billion, representing the largest ever order-book for a EUR benchmark from NIB. NIB Response Bonds will finance eligible projects that aim to alleviate the social and economic impact of the pandemic in its member countries and will support their recovery process. More information on the reponse bond framework can be found on our website at Response Bonds. On 2 April 2020, the Nordic Investment Bank issued a SEK 4 billion NIB Response Bond, due April 2023. The SEK 4 billion issue is NIB’s largest-ever transaction denominated in Swedish krona and the books closed in excess of SEK 5.2 billion  On 23 April, NIB issued a seven year EUR 500 million NIB Environmental Bond the proceeds of which will be used to finance selected projects that are assessed to benefit the environment and to contribute to resilience and climate change mitigation in NIB's member countries.On 13 May, the Bank issued a USD 1.5 billion global benchmark and a further USD 1.5 billion on 3 September both of which attracted strong support in excess of USD 2.75 billion and USD 2.2 billion, respectively.On 23 September, NIB issued its first Kauri bond in two years, a five-year, NZD 400 million issue.  DEBT DEVELOPMENT DURING 2020EUR m  Dec’19 New Issues Amort. Book value  0  1,285   451 29,603   30,437  164  6,946 3,020   26,674  Call & Buy backs  Other  Sep’20  FX changes Val & Hedge Sep’20Acc. Book value  32,000  30,000  28,000  26,000  24,000  22,000  20,000                              9

 In thousands of euro  NOTE  Jan-Sep 2020*  Jan-Sep 2019*  Jan-Dec 2019  Interest income from financial assets measured at amortised cost    201,551  239,831  315,241  Interest income from financial assets measured at fair value    15,796  20,008  25,768  Interest expense    -65,170  -100,229  -129,280  Net interest income  (1)  152,177  159,610  211,729  Commission income and fees received    8,880  6,402  9,462  Commission expense and fees paid    -1,687  -1,560  -1,859  Net fee and commission income    7,193  4,842  7,603  Net profit/loss on financial operations  (2)  31,497  -9,546  14,272  Foreign exchange gains and losses    -122  98  111  Total operating income    190,745  155,004  233,715  Expenses          General administrative expenses          Personnel expenses    -23,755  -22,561  -30,496  Other administrative expenses    -8,073  -8,947  -13,872  Depreciation    -5,366  -5,284  -6,841  Total operating expenses    -37,194  -36,791  -51,209  Profit before loan losses    153,550  118,213  182,506  Net loan losses  (3) (4)  -34,459  5,193  -524  Net profit for the period    119,091  123,405  181,982  Other comprehensive income          Items that will not be reclassified to income statement          Fair value hedges - valuation of cross currency basis spread    3,877  11,601  15,786  Changes in own credit risk on liabilities recorded at fair value    1,046  -  -  Total other comprehensive income    4,923  11,601  15,786            Total comprehensive income    124,014  135,007  197,768  10  Financial statements  Statement of comprehensive income  * Unaudited figures, to be read in conjunction with NIB's 2019 audited financial statements The accompanying notes are an integral part of these financial statements.

 In thousands of euro  NOTE  30 Sep 2020*  30 Sep 2019*  31 Dec 2019  ASSETS          Cash and cash equivalents    3,367,456  1,655,515  1,428,432            Placements with credit institutions    2,440,514  3,248,867  3,588,987  Debt securities    7,630,976  6,817,211  7,079,053  Other    7,461  6,457  7,585  Financial placements, total    10,078,951  10,072,535  10,675,625  Loans outstanding  (5)  20,441,782  18,627,091  18,798,979  Intangible assets    12,945  12,294  11,753  Tangible assets, property and equipment    37,576  34,096  35,899            Derivatives    1,649,486  1,760,246  1,423,391  Other assets    14,079  305,125  4,175  Other assets, total    1,663,565  2,065,371  1,427,566  Accrued interest and fees receivable    227,709  255,390  274,826  TOTAL ASSETS    35,829,982  32,722,292  32,653,078  11  * Unaudited figures, to be read in conjunction with NIB's 2019 audited financial statementsThe accompanying notes are an integral part of these financial statements.  Statement of financial position

 In thousands of euro  NOTE  30 Sep 2020*  30 Sep 2019*  31 Dec 2019  LIABILITIES AND EQUITY          Liabilities          Short-term amounts owed to credit institutions    1,010,765  986,484  956,732  Long-term amounts owed to credit institutions    0  8,435  8,435  Owed to credit institutions, total    1,010,765  994,919  965,166  Repurchase agreements      -    Debts evidenced by certificates  (6)  29,602,583  26,286,696  26,673,647            Derivatives    1,211,213  1,188,709  1,042,227  Other liabilities    20,824  374,056  14,911  Other liabilities, total    1,232,037  1,562,765  1,057,138  Accrued interest and fees payable    170,261  205,352  221,805  Total liabilities    32,015,645  29,049,731  28,917,756            Equity    3,814,337  3,672,561  3,735,323            TOTAL LIABILITIES AND EQUITY    35,829,982  32,722,292  32,653,078  12  * Unaudited figures, to be read in conjunction with NIB's 2019 audited financial statementsThe accompanying notes are an integral part of these financial statements.

Statement of changes in equity

In thousands of euro	PAID-IN CAPITAL	STATUTORY RESERVE	GENERAL CREDIT RISK FUND	SPECIAL CREDIT RISK FUND PIL	PROFIT AVAILABLE FOR APPROPRIATION	CHANGES IN OWN CREDIT RISK ON LIABILITIES RECORDED AT FAIR VALUE	HEDGING RESERVE	TOTAL
EQUITY AT 31 DECEMBER 2018	**418,602**	**686,325**	**1,869,553**	**426,941**	**173,009**	**-**	**3,124**	**3,577,554**
Profit for the period	-	-	-	-	123,405	-	-	123,405
Other comprehensive income	-	-	-	-	-	-	11,601	11,601
Total comprehensive income	**0**	**0**	**0**	**0**	**123,405**	**0**	**11,601**	**135,007**
Transactions with owners in their capacity as owners								
Appropriation of profit	-	-	133,009	-	-133,009	-	-	0
Dividends	-	-	-	-	-40,000	-	-	-40,000
EQUITY AT 30 SEPTEMBER 2019	**418,602**	**686,325**	**2,002,562**	**426,941**	**123,405**	**-**	**14,725**	**3,672,561**
Profit for the period	-	-	-	-	58,577	-	-	58,577
Other comprehensive income	-	-	-	-	-	-	4,185	4,185
Total comprehensive income	**0**	**0**	**0**	**0**	**58,577**	**0**	**4,185**	**62,763**
EQUITY AT 31 DECEMBER 2019	**418,602**	**686,325**	**2,002,562**	**426,941**	**181,982**	**-**	**18,910**	**3,735,323**
Profit for the period					119,091	-		119,091
Other comprehensive income						1,046	3,877	4,923
Total comprehensive income	**0**	**0**	**0**	**0**	**119,091**	**1,046**	**3,877**	**124,014**
Transactions with owners in their capacity as owners								
Appropriation of profit	-	-	136,982	-	-136,982	-	-	0
Dividends	-	-	-	-	-45,000	-	-	-45,000
Changes in statutes **(Note 7)**	426,941	-	-	-426,941	-	-	-	0
EQUITY AT 30 SEPTEMBER 2020	**845,543**	**686,325**	**2,139,544**	**0**	**119,091**	**1,046**	**22,787**	**3,814,337**

The accompanying notes are an integral part of these financial statements.

13 | Interim Management Statement

Cash flow statement

In thousands of euro	Jan-Sep 2020*	Jan-Sep 2019*	Jan-Dec 2019
Cash flows from operating activities			
Net profit for the period	**119,091**	**123,405**	**181,982**
Adjustments:			
Unrealised gains/losses of financial assets and liabilities held at fair value	7	15,109	3,226
ECL non-lending activities	219	50	50
Depreciation and write-down in value of tangible and intangible assets	5,366	5,284	6,841
Change in accrued interest and fees (assets)	47,117	39,057	19,631
Change in accrued interest and fees (liabilities)	-50,811	-31,280	-14,830
Net loan losses (ECL lending activities)	34,459	-5,193	524
Adjustment to hedge accounting	-30,641	1,418	-9,243
Other adjustments to the period´s profit	1,792	-3,327	-3,826
Adjustments, total	**7,509**	**21,118**	**2,373**
Lending			
Disbursements of loans	-3,472,125	-1,734,370	-2,545,287
Repayments of loans	1,285,517	2,205,687	2,814,863
Transfers of lending green bonds to debt securities	-	48,149	48,149
Capitalisations, redenominations, index adjustments, etc.	715	-9,756	-9,271
Lending, total	**-2,185,893**	**509,711**	**308,454**
Cash flows from operating activities, total	**-2,059,293**	**654,234**	**492,809**
Cash flows from investing activities			
Placements and debt securities			
Purchase of debt securities	-2,139,812	-1,616,063	-2,246,940
Transfers of lending green bonds to debt securities	-	-48,149	-48,149
Sold and/or matured debt securities	1,477,319	1,556,495	1,708,959
Placements with credit institutions	1,149,682	-3,239,837	-3,580,102
Other financial placements	-	7,819	7,910
Placements and debt securities, total	**487,189**	**-3,339,735**	**-4,158,321**

* Unaudited figures, to be read in conjunction with NIB's 2019 audited financial statements

The accompanying notes are an integral part of these financial statements.

14 | Interim Management Statement

In thousands of euro	Jan-Sep 2020*	Jan-Sep 2019*	Jan-Dec 2019
Other items			
Acquisition of intangible assets	-4,374	-1,980	-2,941
Acquisition of tangible assets	-3,861	-4,795	-7,192
Change in other assets	-3,459	-2,960	293
Other items, total	**-11,694**	**-9,735**	**-9,839**
Cash flows from investing activities, total	**475,495**	**-3,349,470**	**-4,168,161**
Cash flows from financing activities			
Debts evidenced by certificates			
Issues of new debt	6,946,067	3,734,031	4,908,757
Redemptions	-3,183,097	-4,279,651	-4,588,630
Debts evidenced by certificates, total	**3,762,970**	**-545,620**	**320,127**
Other items			
Long-term placements from credit institutions	-8,435	-1,051	-1,051
Change in swap receivables excluding fair value changes	78,736	-274,706	-136,802
Change in swap payables excluding fair value changes	239,152	-372,659	-493,868
Change in other liabilities	-1,318	379	-1,549
Dividend paid	-45,000	-40,000	-40,000
Other items, total	**263,135**	**-688,037**	**-673,270**
Cash flows from financing activities, total	**4,026,104**	**-1,233,657**	**-353,143**
CHANGE IN CASH AND CASH EQUIVALENTS, NET	**2,442,307**	**-3,928,893**	**-4,028,495**
Opening balance for cash and cash equivalents, net	**471,700**	**4,182,512**	**4,182,512**
Exchange rate adjustments	-557,316	415,412	317,683
Closing balance for cash and cash equivalents, net	**2,356,691**	**669,032**	**471,700**
Additional information to the statement of cash flows			
Interest income received	264,464	298,869	360,603
Interest expense paid	-116,714	-131,505	-144,104

* Unaudited figures, to be read in conjunction with NIB's 2019 audited financial statements

The accompanying notes are an integral part of these financial statements. The cash flow statement has been prepared using the indirect method and cash flow items cannot be directly concluded from the statements of financial positions.

15 | Interim Management Statement

 Note 1: Net interest income  16  In thousands of euro  Jan-Sep2020  Jan-Sep2019  Jan-Dec2019  Cash and cash equivalents  -10,892  -1,025  -2,725  Placements with credit institutions  -7,634  -7,477  -12,872  Debt securities  38,790  45,477  60,757  Loans outstanding  197,033  222,741  295,726  Other interest income  50  123  123  Total, interest income  217,347  259,839  341,009  Of which, interest income from financial assets measured at amortised cost  201,551  239,831  315,241  Short-term amounts owed to credit institutions  3,828  2,046  3,199  Long-term amounts owed to credit institutions  21  38  50  Short-term repurchase agreements  25  -  -  Debts evidenced by certificates  -350,551  -411,270  -558,100  Swap contracts and other interest expenses, net  281,507  308,957  425,572  Total, interest expense  -65,170  -100,229  -129,280  Of which, interest expense from financial liabilities measured at amortised cost  -114,676  -245,968  -312,116  Net interest income  152,177  159,610  211,729  Note 2: Net profit/loss on financial operations  In thousands of euro  Jan-Sep2020  Jan-Sep2019  Jan-Dec2019  Financial instruments held at fair value, realised gains and losses  239  1,708  2,715  Financial instruments held at fair value, unrealised gains and losses  861  -9,713  2,250  Financial instruments held at amortised cost, realised gains and losses  -26  -73  73  Expected credit loss on financial placements  -219  -50  -10  Adjustment to hedge accounting, unrealised gains and losses of fair value hedges  30,641  -1,418  9,243  Net profit/loss on financial operations  31,497  -9,546  14,272  Notes to the interim financial statements

Note 3: Expected credit loss

In thousands of euro	STAGE 1	STAGE 2	STAGE 3	TOTAL
Balance at 31 December 2018	**26,080**	**13,988**	**80,097**	**120,165**
Transfer to Stage 1	1,754	-1,754	-	0
Transfer to Stage 2	0	0	-	0
Transfer to Stage 3	0	0	-	0
New assets originated or disbursed	4,040	65	-	4,105
Amortisations and repayments	-3,544	-2,001	-	-5,545
Impact of remeasurment on existing assets	-1,047	-1,269	-1,387	-3,703
Foreign exchange adjustments and other changes	-	-	3,970	3,970
Net change income statement	**1,203**	**-4,959**	**2,583**	**-1,173**
Balance at 30 September 2019	**27,283**	**9,029**	**82,679**	**118,992**
Transfer to Stage 1	2,836	-2,836	-	0
Transfer to Stage 2	-264	264	-	0
Transfer to Stage 3	0	0	-	0
New assets originated or disbursed	3,252	2,300	-	5,552
Amortisations and repayments	-1,635	-2,175	-	-3,809
Impact of remeasurment on existing assets	-2,898	7,100	-268	3,934
Foreign exchange adjustments and other changes	-	-	-2,381	-2,381
Net change income statement	**1,291**	**4,653**	**-2,649**	**3,296**
Balance at 31 December 2019	**28,575**	**13,682**	**80,031**	**122,287**
Transfer to Stage 1	47	-47	-	0
Transfer to Stage 2	-5,084	5,084	-	0
Transfer to Stage 3	0	0	-	0
New assets originated or disbursed	5,661	447	-	6,108
Amortisations and repayments	-2,436	-1,452	-	-3,888
Impact of remeasurment on existing assets	4,522	28,617	-681	32,458
Foreign exchange adjustments and other changes	-	-	-3,234	-3,234
Net change income statement	**2,710**	**32,649**	**-3,914**	**31,444**
Balance at 30 September 2020	**31,285**	**46,331**	**76,116**	**153,732**

ECL - STATEMENT OF FINANCIAL POSITION

In thousands of euro	30 Sep 2020	30 Sep 2019	31 Dec 2019
Loans outstanding	150,193	116,199	119,165
Other receivables	1,763	1,892	1,838
Commitments (recorded in other liabilities)	1,266	570	994
Financial placements	510	331	291
Total	**153,732**	**118,992**	**122,287**

ECL - STATEMENT OF COMPREHENSIVE INCOME

In thousands of euro	Jan-Sep 2020	Oct-Dec 2019	Jan-Sep 2019
Net result on financial operations (Note 2)	-219	40	-50
Net loan losses (Note 4)	-34,459	-5,717	5,193
Foreign exchange gains and losses	3,234	2,381	-3,970
Total recognised in income statement	**-31,444**	**-3,297**	**1,173**

Note 4: Net loan losses

In thousands of euro	Jan-Sep 2020	Jan-Sep 2019	Jan-Dec 2019
Change in expected credit loss on performing loans	-35,140	3,805	-2,179
Change in expected credit loss on non-performing loans	681	1,387	1,655
Decrease of provisions to cover realised loan losses	-	-	-
Realised loan losses	-	-	-
Net loan losses	**-34,459**	**5,193**	**-524**

There were no realised losses for the periods Jan-Sep 2020, Jan-Sep 2019 or Jan-Dec 2019.

17 | Interim Management Statement

 Note 5: Lending outstanding  18  In thousands of euro  Jan-Sep 2020  Oct-Dec 2019  Jan-Sep 2019  Opening Balance  18,931,294  18,691,605  19,065,056  Disbursements  3,481,587  877,215  1,798,872  Amortisations  -979,542  -433,403  -1,120,083  Prepayments  -305,975  -175,774  -1,085,603  Changes in expected credit losses  -34,188  -5,293  4,832  Foreign exchange movements  -583,715  57,076  -49,499  Fair value adjustments  3,352  -912  -1,940  Hedge accounting adjustments  69,612  -79,385  130,477  Other  -704  163  -50,506  Closing balance  20,581,721  18,931,294  18,691,605  Lending outstanding at 30 September 2020, comprises loans outstanding of EUR 20,441,782 thousand (30 Sep 2019: EUR 18,627,091 thousand) and lending green bonds of EUR 139,939 thousand (30 Sep 2019: 64,515 thousand) recorded in Debt securities.  In thousands of euro  Jan-Sep 2020  Oct-Dec 2019  Jan-Sep 2019  Opening Balance  26,673,647  26,286,696  25,651,370  New debt issues  6,946,067  1,061,910  3,846,847  Amortisations  -3,019,723  -287,121  -3,952,529  Calls and buy backs  -163,544  -29,062  -490,580  Foreign exchange movements  -1,284,640  -65,754  406,171  Fair value adjustments  4,385  -27,257  29,058  Hedge accounting adjustments  446,222  -272,969  801,078  Other  169  7,204  -4,720  Closing balance  29,602,583  26,673,647  26,286,696  Note 6: Debts evidenced by certificates

Note 7: Changes in statutes

On 29 July 2020, the amended Statutes of the Bank entered into force. The approved changes to the Statutes include:

- The statutory gearing limit has been replaced with a risk-based comprehensive framework for capital and liquidity management in accordance with sound banking principles with minimum requirements for capital, liquidity and leverage.
- The special loan facilities for Project Investment Loans (PIL) and Environmental Investment Loans (MIL) have been discontinued. The outstanding amounts under the PIL and MIL facilities, as well as new lending of this type, have become part of NIB's ordinary lending. The special credit risk fund PIL recorded in equity has been converted into paid-in capital and the owner countries' guarantees have been converted into callable capital. The Environmental Investment Loan (MIL) facility has been discontinued without any conversion of guarantees.
- The institutional governance has been improved by clarifying the role of the Bank's Control Committee and the external auditors and strengthening the role of the Chairmanship of the Control Committee.
- Equity participations are now allowed however, any investment requires a unanimous pre-approval of the Board of Directors and is subject to limits based on available capital.

Note 8: Basis of preparation

This interim management statement is not presented in accordance with IAS 34 "Interim Financial Reporting", as this statement excludes a number of disclosures. The accounting policies and methods of computation are the same as described in Note 1 of NIB's Financial Report 2019.

This report was approved by Executive Committee on 21st October 2020.

RATIO DEFINITIONS

$$\text{Equity/total assets} = \frac{\text{Total equity at reporting date}}{\text{Total assets at reporting date}}$$

$$\text{Profit/average equity} = \frac{\text{Annualised profit for the period}}{\text{Average equity for the period}}$$

$$\text{Cost/income} = \frac{\text{Total operating expenses for the period}}{\text{Total operating income for the period}}$$

19 | Interim Management Statement